Exhibit 19.1
BLACKSKY TECHNOLOGY INC.
INSIDER TRADING POLICY
(As amended and restated on March 1, 2025)
A.POLICY OVERVIEW
BlackSky Technology Inc. (together with any subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.
It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers, and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive, and can lead to criminal and civil liability, including damages and fines, imprisonment, and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.
For purposes of this Policy, the Company’s General Counsel serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of the Compliance Officer’s duties under this Policy.
B.POLICY STATEMENT
1.No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information (“MNPI”).
What are securities? Securities are stocks, options, puts, calls, etc. Please see the following question (What trading is covered by this policy?) for more examples.
What trading is covered by this policy? Except as discussed in Section G (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess MNPI obtained in connection with your service with the Company (e.g., Company vendors, suppliers, customers, etc.). This Policy therefore applies to:
a.any purchase, sale, loan, or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants, and preferred stock) and debt securities (including debentures, bonds, and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;

b.any disposition in the form of a gift of any securities of the Company;

c.any distribution to holders of interests in an entity if the entity is subject to this Policy; and

d.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps, and collars), hedging and pledging transactions, short sales, and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
What is Material Nonpublic Information (or MNPI)? MNPI is any information that is not generally known by the public that a reasonable investor would be substantially likely to consider important in deciding whether to buy, sell, or hold a security or would view as significantly altering the total mix of information available in the marketplace about the issuer of the security. Another way to think about this is that MNPI is any confidential information that could reasonably be expected to affect the market price of a security. Either positive or negative information may be material.
Through your job with the Company, you may learn MNPI about the Company; its suppliers, customers, and competitors; and others. By law (and this Policy), you cannot use any of this information to trade securities.
Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings.
If you are in the possession of MNPI about the Company, you are prohibited from:
a.using it to transact in securities of the Company;

b.disclosing it to other directors, officers, employees, consultants, contractors, advisors, or board observers whose roles do not require them to have the information;

c.disclosing it to anyone outside of the Company, including family, friends, business associates, investors, or consulting firms, without prior written authorization from the Compliance Officer; or

d.using it to express an opinion or make a recommendation about trading in the Company’s securities.
In addition, if you learn of MNPI through your service with the Company that could be expected to affect the trading price of the securities of another company, you cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company. Any such action will be deemed a violation of this Policy.
After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least two full trading days must pass after the dissemination of information before such information is considered public. Please see Section D (Trading Restrictions) for more information about blackout periods.
As a rule of thumb, if you think something might be material nonpublic information, it probably is. You can always reach out to the Compliance Officer if you have questions.
2.No Disclosure of Material Nonpublic Information. As a director, officer, employee, consultant, contractor, board observer, or advisor, you have nondisclosure and other related confidentiality obligations. It is possible that the confidential information that you are exposed to rises to the level of MNPI. You may not at any time disclose MNPI about the Company or about another company that you obtained in connection with your service with the Company to friends, family members, or any other person or entity that the Company has not authorized to know such information. If you have any questions regarding these confidentiality requirements, please contact the Compliance Officer.
What if someone outside the Company asks for information? If someone outside of the Company asks you for information about the Company or requests sensitive information outside the ordinary course of business, please do not respond and please refer the inquiry to the Compliance Officer, as a response may be a violation of this policy and the law. Please consult the Company’s External Communications Policy for more details.
3.Examples of Material Nonpublic Information. It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:

a.financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections, or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
b.restatements of financial results, or material impairments, write-offs, or restructurings;
c.changes in independent auditors, or notification that the Company may no longer rely on an audit report;
d.business plans or budgets;
e.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
f.impending bankruptcy or financial liquidity problems;
g.significant developments involving business relationships, including execution, modification, or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers, or other business partners;
h.significant information relating to the operation of product or service, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes, or other announcements of a significant nature;
i.launch schedule;
j.satellite design schedule/plans or anomalies;
k.bid, sales, or other “go to market” strategies;
l.significant developments in research and development or relating to intellectual property;
m.significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
n.major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders, or notice of delisting;
o.significant corporate events, such as a pending or proposed merger, joint venture, or tender offer; a significant investment; the acquisition or disposition of a significant business or asset; or a change in control of the Company;
p.major personnel changes, such as changes in senior management or employee layoffs;
q.data breaches or other cybersecurity events;
r.updates regarding any prior material disclosure that has materially changed; and
s.the existence of a special blackout period.
C.PERSONS COVERED BY THIS POLICY
This Policy applies to you if you are a director, officer, employee, consultant, contractor, board observer, or advisor of the Company, both inside and outside of the United States. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct, or control. Please note, however that the Policy does not apply to any organization that invests in securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. You are responsible for making sure that these other individuals and entities comply with this Policy.
This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of MNPI. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
D.TRADING RESTRICTIONS
Subject to the exceptions set forth below, this Policy restricts trading of the Company’s securities during certain periods and by certain people as follows:
1.Quarterly Blackout Periods. Except as discussed in Section G (Exceptions to Trading Restrictions), individuals subject to quarterly blackout periods must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Individuals subject to quarterly blackout periods will be informed by the Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officer (the “Covered Persons List”). To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct, or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods will start at the end of the fifteenth day of the third month of each fiscal quarter and will end at the start of the third full trading day following the Company’s earnings release.

The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents, or any entity whose transactions in securities you influence, direct, or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.
From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise the Covered Persons List as appropriate.
2.Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, advisors, contractors, and board observers. The Compliance Officer will notify you if you are subject to a special blackout period by providing you with a notice in writing or via email. If you are notified that you are subject to a special blackout period, you may not engage in any transaction involving the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions in Section G (Exceptions to Trading Restrictions). You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct, or control.
3.Regulation BTR Blackouts. Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving the Company’s securities during periods when 401(k) plan participants are prevented from purchasing, selling, or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the director’s or officer’s intentions in effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC, as well as potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
E.PROHIBITED TRANSACTIONS
You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have MNPI or not.
1.Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.
2.Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units, and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.
3.Pledging Transactions. You may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.
4.Margin Accounts. You may not hold the Company’s common stock in margin accounts.
F.PRE-CLEARANCE OF TRADES
The Company’s directors and officers and any other persons identified on the Covered Persons List as being subject to pre-clearance requirements must obtain pre-clearance prior to trading the Company’s securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request to the Compliance Officer prior to your desired trade date. The pre-clearance request must be made on the form provided by the Compliance Officer. The person requesting pre-clearance will be asked to certify that they are not in possession of material nonpublic information about the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate must pre-clear or deny any trade. All trades must be executed within two business days of any pre-clearance. A failure to either approve or deny a pre-clearance request shall be deemed an automatic denial of the trade.
Even after pre-clearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.
From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the Covered Persons List as appropriate.
G.EXCEPTIONS TO TRADING RESTRICTIONS
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess MNPI, are subject to a special blackout period, or are otherwise restricted under this Policy.
Other than the limited exceptions set forth below, any other exceptions to this Policy must be approved by the Compliance Officer, in consultation with the Company’s board of directors or an independent committee of the board of directors.
The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:

1.stock option exercises where the purchase price of such stock options is paid in cash and there is no other associated market activity;
2.receipt and vesting of stock options, restricted stock units, restricted stock, or other equity compensation awards from the Company;
3.purchases pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
4.net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (a) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (b) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
5.sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (a) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (b) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
6.transactions made pursuant to a valid 10b5-1 trading plan approved by the Company (see Section H (10b5-1 Trading Plans) below);
7.purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election; provided, however, that the blackout period restrictions and pre-clearance requirements do apply to elections you make under the 401(k) plan to (a) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to a Company stock fund, (b) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (c) move balances into or out of a Company stock fund, (d) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (e) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;
8.transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities; and
9.changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
If there is a Regulation BTR blackout (and no quarterly or special blackout period), then the limited exceptions set forth in Regulation BTR will apply. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law.
H.10B5-1 TRADING PLANS
The Company permits its directors, officers, and employees subject to pre-clearance to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information.

These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer, or employee must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit A.
I.SECTION 16 COMPLIANCE
All of the Company’s officers and directors, as set forth in Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are required to comply with Section 16 of the Exchange Act and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about such person’s transactions involving the Company’s securities.
The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.
J.VIOLATIONS OF THIS POLICY
Company directors, officers, employees, consultants, advisors, contractors, and board observers who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.
There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms, and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.
Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options.
K.PROTECTED ACTIVITY NOT PROHIBITED
Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.
L.REPORTING
If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer or anonymously at blacksky.ethicspoint.com. If the Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy.
M.AMENDMENTS
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules, and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the board of directors of the Company.

EXHIBIT A
TO AMENDED AND RESTATED INSIDER TRADING POLICY
REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (A) the prohibitions in the Insider Trading Policy (the “Policy”) of BlackSky Technology Inc. (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and must meet the following requirements (collectively, the “Trading Plan Requirements”):
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
a.the person adopting the trading plan is not aware of any material nonpublic information; and
b.there is no quarterly, special, or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.If the person adopting the trading plan is a director or officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Company, the trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.is not aware of material nonpublic information about the securities or the Company; and
b.is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Company may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 30 calendar days after adoption of the trading plan.

7.The trading plan must have a minimum term of 6 months (starting from date of adoption of the trading plan).
8.The person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
9.Any modification or change to the amount, price, or timing of transactions under the trading plan is deemed the termination of the trading plan and the adoption of a new trading plan (“Modification”). Therefore, a Modification must be submitted to the Compliance Officer for approval in accordance with Section H of the Policy and is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.Within the one year preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or made a Modification to a plan more than once.
11.A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.If the person that adopted the trading plan terminates the plan prior to its stated duration, such person may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
13.The Company must be promptly notified of any termination of the trading plan, including any suspension of trading under the trading plan.
14.The Company must have authority to require the suspension of the plan if there are legal, regulatory, or contractual restrictions applicable to the Company or the person that adopted the trading plan, or to require the cancellation of the trading plan at any time, subject to any reasonable broker notice requirements as may be set forth in the trading plan.
15.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.the person adopting the trading plan may not exercise any subsequent influence over how, when, or whether to effect purchases or sales under the plan;
b.the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
c.the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.All transactions under the trading plan must be in accordance with applicable law.

17.Any exceptions to the Trading Plan Requirements must be approved by the Compliance Officer or, in the case of the Company’s directors and officers (as defined in Rule 16a-1(f) under the Exchange Act), by the Compliance Officer, in consultation with the Company’s board of directors or an independent committee of the board of directors.
18.The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.